
                                    EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (Dollars and Shares in thousands, except per share data)

                                                 Three Months Ended
                                                      June 30,
                                               2000             1999
                                           -------------    ------------
                                           (Unaudited)      (Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares outstanding             14,231          14,279
                                            ==========      ==========

Net income                                  $      836      $    1,380
                                            ==========      ==========

Net income per share                        $     0.06      $     0.10
                                            ==========      ==========

DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding             14,231         14,279
Dilutive effect of common stock options             28              6
                                            ----------     ----------
    Total shares                                14,259         14,285
                                            ==========     ==========


Net income                                  $      836     $    1,380
                                            ==========     ==========

Net income per share                        $     0.06     $     0.10
                                            ==========     ==========
